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                                                                       Exhibit 5

                                                         September 10, 2001


Gamecom, Inc.
440 North Center
Arlington, TX 76011

Gentlemen:

        With respect to the Registration Statement on Form S-8 of Gamecom, Inc. (the "Company") in connection with the registration of 700,000 shares of common stock, par value $0.005, ("Common Stock") which are to be issued pursuant to a consulting agreement with William E. K. Hathaway, II, and 75,000 shares of Common Stock which are to be issued to Raice Paykin & Krieg LLP pursuant to a letter agreement dated July 16, 2001, we are of the opinion that the Common Stock when issued in accordance with the terms and provisions of the consulting agreement and the letter agreement referred to above will be duly authorized, legally issued, fully paid and nonassessable.

        This opinion is limited to the laws of the State of Texas, and we disclaim any opinion as to the laws of any other jurisdiction. We further disclaim any opinion as to any statute, rule, regulation, ordinance, order or other promulgation of any other jurisdiction or any regional or local governmental body or as to any related judicial or administrative opinion. We express no opinion as to the applicable choice of law provisions contained in any agreement.

        This opinion is rendered to you in connection with the issuance of the Common Stock and is solely for your benefit. This opinion may be not relied upon by any other person, firm, corporation or other entity for any purpose, without prior written consent.

        We hereby conset to the filing of this opinion as Exhibit 5 to the Registration Statement.

                                               Very truly yours,

                                               Raice Paykin & Krieg LLP

                                               By: /s/ David C. Thomas
                                                   ----------------------------
                                                   David C. Thomas